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SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2009

GEORESOURCES, INC.
(Exact name of registrant as specified in its charter)

COLORADO	0-8041	84-0505444

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

110 Cypress Station Drive, Suite 220
Houston, Texas 77090
(Address of principal executive offices) (Zip Code)

(281) 537-9920
(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

___ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

___ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

___ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

___ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

______________________________________________________________________________

ITEM 2.02: RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 10, 2009, GeoResources, Inc. issued a press release providing an operations update.  A copy of the press release is furnished with this report as Exhibit 99.1, and is incorporated herein by reference.

The information in this report is being furnished, not filed, for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and will not be incorporated by reference into any filing under the Securities Act of 1933, as amended.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits:

The following exhibit is included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	GeoResources, Inc. Press Release dated November 10, 2009.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEORESOURCES, INC

By:	/s/ Frank A. Lodzinski Frank A. Lodzinski, President

Date: November 12, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	GeoResources, Inc. Press Release dated November 10, 2009.

EXHIBIT 99.1
Contact:  Cathy Kruse
Telephone: 701-572-2020 ext 113
cathyk@geoi.net
    FOR IMMEDIATE RELEASE

GeoResources, Inc. Provides Operations Update
Also provides Bank Credit Facility Update – Borrowing Base increases

Houston, Texas, November 10, 2009 – GeoResources, Inc., (NASDAQ: GEOI), today provided an operations update and announced that the Company’s borrowing base under its bank credit facility has been increased from $135 to $145 million.

BAKKEN SHALE
The Company holds a proportionate 10% - 18% working interest in approximately 110,000 net acres in the Bakken Shale trend of the Williston Basin.  Approximately 63,000 acres are located in Mountrail County, North Dakota, with the remainder located in adjacent counties.  To date, the Company has realized a 100% success rate with 34 successful wells drilled by its joint venture operator.  In addition, the Company owns minor working interests in more than 125 wells within the Bakken/Three Forks play. These wells have provided valuable information related to the development economics, geology and drilling and completion procedures with multiple operators at different locations within the basin.  Our joint venture continues to acquire acreage in this expanding play and is currently running three drilling rigs and may occasionally run a fourth drilling rig.

The following table and comments provide an overview of our current and expected activities. The drilling schedule is subject to change. Please refer to prior news releases for prior activity.  The Company reports joint venture and other wells where its interests are meaningful, but generally does not report numerous minor interest wells. With the significant acreage acquisition in May 2009 and subsequent acreage additions, the pace of activity has increased and we expect to participate in an estimated 60 joint venture wells over the next 18 months, exclusive of the participation in numerous minor interest wells.

WELL NAME	SPACING UNIT (Acres)	WI	IP (BOPD) 24-hr test or status	Status (spud dates are estimates)
3rd Qtr 2009
Minx #1-29H	640	9.90%	1,283	Producing
Coyote #1-32H	640	5.40%	1,383	Producing
Tempest #1-14H	640	5.00%	1,581	Producing
Fox #1-28H	640	14.40%	---	Completing
Bazooka #1-20H	640	10.74%	---	Completing
Zulu #1-21H	640	13.08%	---	Completing

4th Qtr 2009
Skybolt #1-24H	640	5.40%	---	Completing
Stallion #2-1-12H	1,280	11.70%	---	Drilling
Goldeneye #2-2H	640	4.34%	---	Completing
Banshee #2-1H	640	5.41%	---	Drilling
Howitzer #1-25H	640	14.40%	---	Drilling
Zephyr #1-36H	640	12.03%	---	11/14/09
Ripper #1-22H	640	5.27%	---	11/24/09
Cougar Fed #1-30H	640	12.19%	---	11/28/09
Cannonball #1-27H	640	4.74%	---	12/09/09

Two additional wells with a 5% and 8% working interest are scheduled in the 4th quarter.  In addition, 13 wells are currently scheduled in the 1st quarter of 2010 where the Company expects to have working interests in the 5% to 10% range; however, certain wells may be deferred in favor of higher working interest wells.

Completed well costs, including surface equipment and production facilities for single lateral wells drilled on 640 acre units range from approximately $3.0 to $3.5 million.  Initial production rates have continued to move upward as the number of frac stages increase. Our recent wells have had 18 frac stages per well.

The majority of our wells has been and is expected to be drilled on 640 acre spacing units. In our view, the economics are attractive and acreage can be “proved up” and placed on production on an expedited basis.    However, we are scheduling 1,280 acre (and some larger) spacing units and have numerous locations which may result in or require such larger spacing units.

AUSTIN CHALK
The Company has re-started its successful exploitation of the Austin Chalk Formation in Giddings Field, in Grimes County, Texas.  The Hutto Unit #1-H, which is a planned 7,800’ single lateral location, did spud on November 6, 2009. GeoResources is the operator and has a 52% working interest in this field. This location and our next two or three locations will be on the northwest side of our acreage block where we expect the reserves to be more “oily” and result in about 50% oil and liquids.  To date, the Company has drilled 13 Austin Chalk wells and achieved a 100% success rate. Our present inventory includes 22 proved undeveloped and probable locations within the Giddings Field. Our working interest varies from 37% to 53%. At present, we expect to sequentially drill all locations with a single drilling rig, but we may accelerate development pending continued success and commodity prices.

MONTANA
In December, the Company will participate in the drilling of the Anderson 1-32R well located in Richland County, Montana.  This well will be a replacement of the Anderson 1-32 which was a Red River producer that had previously been plugged due to a mechanical failure.  At the time of the failure, the Anderson 1-32 was producing approximately 55 Bopd and had produced in excess of 580 Mbo and 385 Mmcf.  The operator estimates the well will spud on November 18, 2009 with an expected total depth of 12,600 feet.  The Company has an 18.65% working interest in this replacement well.

BANK CREDIT FACILITY UPDATE
The Company also announced that the borrowing base on its $250 million bank credit agreement has been increased to $145 million.  In connection therewith, on July 13, 2009, the Company entered into a Second Amended and Restated Credit Agreement  with a term extending to October 16, 2012.  The borrowing base of the facility was $135 million, subject to redetermination on November 1 and May 1 of each year.  The participating banks include: Wachovia Bank, Comerica Bank, BBVA Compass, U.S. Bank, Frost Bank, Bank of Texas and Natixis.

Comments
Frank A. Lodzinski, Chief Executive Officer of GeoResources, said, “We have re-started our Austin Chalk drilling  program after a suspension due to land matters and commodity prices, and expect these activities to deliver production and reserve growth as they have in the past. Our current development inventory includes at least 22 locations where we have working interests ranging from 37% -53%.  Our acreage position exceeds 68,000 acres, a majority of which is held by production and is prospective for the shallow Yegua and for the Eagle Ford Shale, Buda and Georgetown Formations. We will attempt to continue to expand our acreage position through direct lease acquisition, asset and corporate acquisitions and farm-ins. Our Bakken program continues to roll forward with positive results and we continue to seek attractive acreage additions in the Williston Basin.  Finally, we are pleased to report another increase in our borrowing base. Our strong cash flows, earnings, and liquidity provide adequate funding for our capital programs.”

About GeoResources, Inc.
GeoResources, Inc. is an independent oil and gas company engaged in the acquisition and development of oil and gas reserves through an active and diversified program which includes purchases of reserves, re-engineering, and development and exploration activities, currently focused in the Southwest, Gulf Coast and the Williston Basin.  For more information, visit our website at www.georesourcesinc.com.

Forward-Looking Statements
Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may," "will," "expect," "anticipate," "estimate" or "continue," or comparable words.  All statements other than statements of historical facts that address activities that the Company expects or anticipates will or may occur in the future are forward-looking statements.  Readers are encouraged to read our 10-K/A for the year ended December 31, 2008 and the other  SEC reports of the Company and any and all other documents filed with the SEC regarding information about GeoResources for meaningful cautionary language in respect of the forward-looking statements herein.  Interested persons are able to obtain free copies of filings containing information about GeoResources, without charge, at the SEC’s Internet site (http://www.sec.gov).